Exhibit 99.2

Galena Biopharma Announces Pricing of Public Offering of Common Stock and Warrants

San Ramon, California, February 8, 2017— Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs, today announced the pricing of an underwritten public offering of units with anticipated gross proceeds of $17,000,000, before deducting underwriting discounts and commissions and estimated offering expenses payable by Galena. Each unit consists of one full share of its common stock and a warrant to purchase one share of its common stock and is priced at $1.00 per unit. The warrants are immediately exercisable at a price of $1.10 per share of common stock and will expire on the fifth anniversary of the date of issuance. The offering is expected to close on or about February 13, 2017, subject to customary closing conditions.

Canaccord Genuity is acting as sole book-running manager for the offering.

The shares of common stock and warrants to purchase shares of common stock described above are being offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available for free on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may also be obtained from Canaccord Genuity Inc., Attention: Equity Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of Galena’s securities. No offer, solicitation or sale will be made in any state or other jurisdiction in which such offering, solicitation or sale would be unlawful.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by its hematology asset, GALE-401, and its novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expectations regarding the completion of the proposed public offering. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.